Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan of Athersys, Inc. of our reports dated March 10, 2016, with respect to the consolidated financial statements and schedule of Athersys, Inc. and the effectiveness of internal control over financial reporting of Athersys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

June 20, 2016